Exhibit 99.1

Press Release
June 16, 2008	6714 Pointe Inverness Way, Suite 200
Fort Wayne, IN 46804-7932
260.459.3553 Phone
260.969.3590 Fax
www.steeldynamics.com

Steel Dynamics/OmniSource Complete the Acquisition of Recycle South

FORT WAYNE, INDIANA, June 16, 2008 — Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced that OmniSource Corporation, a wholly-owned subsidiary of Steel Dynamics, completed the recently announced acquisition of Recycle South, LLC, on June 10, 2008. Recycle South, one of the largest regional scrap metal recycling companies in the nation, is headquartered in Spartanburg, South Carolina.

OmniSource (which already owned 25 percent of Recycle South) acquired the remaining 75 percent equity interest for a purchase price of approximately $515 million, comprised of 3,938,000 shares of Steel Dynamics common stock, valued at approximately $140 million; cash of $232 million; and the assumption of certain liabilities, including net debt of approximately $143 million.   This results in a total enterprise value of about $640 million.

Recycle South employs 700 people in 22 locations throughout North Carolina, South Carolina, and Georgia. On an annualized basis using actual results from September of 2007 to April of 2008, the company generated revenues of approximately $730 million and earnings before interest, taxes, depreciation and amortization of approximately $105 million (which results in a purchase multiple of about six times) from the processing of 1.4 million tons of ferrous scrap and 150 million pounds of nonferrous scrap. The company will operate as a division of OmniSource Corporation, and will be called OmniSource Southeast. As part of OmniSource, all current management will remain in place and will continue to focus on ferrous and nonferrous scrap processing, brokerage, and the industrial scrap management needs of its customers.

Keith Busse, Chairman and CEO of Steel Dynamics commented, “This transaction significantly expands our recycled metals business platform created by the acquisition of OmniSource in October 2007. It demonstrates SDI’s strategic commitment to the continued expansion of ferrous and non-ferrous recycling, which is an important element of our overall growth plan. The additional capacity of the Recycle South operations brings our company’s total annual ferrous scrap processing capacity to approximately seven million tons.  We are pleased that the transaction has closed within the expected timeframe, and look forward to a smooth integration. The addition of the Recycle South business to OmniSource will increase both the size and scope of our scrap operations, and establish a platform for continued growth.”

Marvin Siegel, Chairman and CEO of Recycle South said, “We look forward to the next stage of our involvement with OmniSource and are excited to join the Steel Dynamics team.  Our existing working relationship will make for a natural transition allowing us to sustain our growth pattern and maintain the highest level of service to our customers.  Our strength has always been based in the Southeast and we are now excited to provide regional leadership as part of a larger network of companies.”

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to the acquisition of Recycle South, its integration into OmniSource Corporation and Steel Dynamics, and the expected future benefits of the combination. These statements are intended to be made as “forward-looking”, subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995.  Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations. The company does not assume any obligation to update these statements in a news release or otherwise should material facts or circumstances change in ways that would affect their accuracy.

We refer you to SDI’s detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K and in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC’s Web site, www.sec.gov and on the company’s Web site, www.steeldynamics.com.

Contact:  Fred Warner, Investor Relations Manager, (260) 969-3564 or f.warner@steeldynamics.com